TECHNE CORPORATION RELEASES UNAUDITED FOURTH QUARTER
                       AND FISCAL YEAR 2012 RESULTS

Minneapolis/July 31, 2012/ Techne Corporation's (NASDAQ:TECH) financial results for the fourth quarter and fiscal year ended June 30, 2012 include the following highlights:

 Fourth quarter earnings were $27.2 million or $0.74 per diluted share.
  Adjusted earnings for the quarter were $29.4 million (a decrease of 6.8% from the prior fiscal year period) or $0.80 per diluted share. Earnings and adjusted earnings were negatively impacted by foreign currency fluctuations, which reduced reported sales and gross margins and increased foreign currency transaction losses. Adjusted earnings and earnings per share exclude intangible asset amortization, costs recognized upon the sale of inventory that was written-up to fair value and professional fees incurred as part of the acquisitions of Boston Biochem, Inc. and Tocris Holdings Limited completed in the quarter ended June 30, 2011.

  Earnings for the fiscal year ended June 30, 2012 were $112 million or $3.04 per diluted share. Adjusted earnings for the fiscal year ended June 30, 2012 were $121 million (an increase of 3.7% from the prior fiscal year) or $3.26 per diluted share. Adjusted earnings and earnings per diluted share for the fiscal year also exclude the impact of impairment charges on certain equity investments and the reversal of deferred tax asset valuation allowances in addition to the acquisition-related items noted above.

 Net sales as reported grew 0.8% to $78.7 million for the quarter ended June
  30, 2012. Organic sales grew 0.6% in the quarter compared to the prior fiscal year. Organic sales exclude sales from acquisitions and the changes in foreign currency rates.

  Net sales as reported grew 8.5% to $315 million for the fiscal year ended
   June 30, 2012. Organic sales grew 1.8% for the fiscal year ended June 30, 2012 compared to the prior fiscal year.

A stronger U.S. dollar as compared to foreign currencies reduced sales by $1.6 million in the quarter ended June 30, 2012 from the comparable prior-year quarter. Changes in foreign currency exchange rates did not have a material effect on sales for the fiscal year ended June 30, 2012.

The Biotechnology segment includes sales made through R&D Systems' Biotechnology Division, R&D Systems Europe, Tocris, R&D Systems China, BiosPacific and Boston Biochem. Biotechnology segment net sales were $73.0 million for both the quarters ended June 30, 2012 and 2011. Biotechnology net sales were $293 million for the fiscal year ended June 30, 2012, an increase of 8.5% from $270 million for the fiscal year ended June 30, 2011. Biotechnology sales declined 0.3% and grew 1.3% for the quarter and fiscal year ended June 30, 2012, respectively, if sales from the acquisitions and foreign currency effect are excluded.

Organic sales growth for the Biotechnology segment from the same prior-year periods were:

                               Period Ended June 30, 2012
                               --------------------------
                                  Quarter    Fiscal Year
                                  -------    -----------

U.S. industrial, pharmaceutical
  and biotechnology                (2.6%)        3.2%
U.S. academic                       0.3%        (5.1%)
Europe                             (3.7%)       (1.5%)
China                              19.6%        21.6%
Pacific Rim                         9.8%         7.0%


Hematology net sales for the quarter and fiscal year ended June 30, 2012 were $5.7 million and $21.3 million, increases of 14.1% and 8.2%, respectively, from the comparable prior-year periods.

The gross margin percentage declined to 74.8% in the quarter ended June 30, 2012 from 76.4% in the comparable prior-year quarter and to 75.0% in the fiscal year ended June 30, 2012 from 77.6% in the comparable prior fiscal year, due to costs recognized upon the sale of inventory that was written-up to fair value as part of the acquisitions completed during the 2011 fiscal year and the amortization of intangible assets. Gross margins were 78.0% and 79.5% for the quarters ended June 30, 2012 and 2011, respectively, and 78.4% and 78.5% for the fiscal years ended June 30, 2012 and 2011, respectively, if such costs were excluded in all periods. The decrease in adjusted gross margins for the quarter ended June 30, 2012 was primarily caused by unfavorable exchange rates.

Selling, general and administrative expenses for the quarter and fiscal year ended June 30, 2012 decreased $202,000 and increased $5.8 million, respectively, from the quarter and fiscal year ended June 30, 2011.
Excluding the acquired company's selling, general and administrative expenses, professional fees related to the acquisitions and intangible amortization, selling, general and administrative expenses increased $830,000 and $2.8 million for the quarter and fiscal year ended June 30, 2012, respectively, from the same prior-year periods. The increase for the quarter ended June 30, 2012, includes a $440,000 increase in advertising and promotional expenses and a final litigation settlement of $170,000. The increase for the fiscal year is mainly the result of a $1.3 million increase in wages and benefits, including additional personnel added during the year, the litigation settlement and $503,000 additional stock option expense.

Other non-operating expenses include foreign exchange transaction losses of $897,000 and gains of $177,000 in the quarters ended June 30, 2012 and 2011, respectively. Other non-operating expenses include foreign exchange transaction losses of $1.4 million and gains of $844,000 in the fiscal years ended June 30, 2012 and 2011, respectively.

Other expenses for the fiscal year ended June 30, 2012 also included $3.3 million of impairment losses on investments in unconsolidated entities. These losses were the result of Nephromics, LLC signing an agreement to sell substantially all of its assets and ACTGen, Inc. suffering substantial operating losses and encountering funding difficulties.

The effective tax rate for the quarter and fiscal year ended June 30, 2012 was 32.9% and 30.7%, respectively, as compared to 34.1% and 31.9% for the same prior-year periods. Income taxes for the fiscal year ended June 30, 2012 were positively impacted by $3.0 million due to the reversal of a valuation allowance on deferred tax assets related to the excess tax basis in the Company's investments in unconsolidated entities. The effective tax rate for the quarter and fiscal year ended June 30, 2011 was impacted by non-deductible professional fees and other costs related to acquisitions, the renewal of U.S. research and development credit and an increase in the deduction for qualified production activities. The tax rate for fiscal 2013 is expected to be 31% to 33%.

The Company's investment in ChemoCentryx, Inc. (CCXI) is included in short-term available-for-sale investments at June 30, 2012 at a fair-value of $94.6 million. The Company's investment in CCXI was $14.3 million at June 30, 2011 and included in other non-current assets as CCXI was not publicly traded. During the third quarter of fiscal 2012, CCXI began trading publicly and at that time the Company invested an additional $15 million in CCXI. The Company's unrealized gain of $65.2 million on the investment, net of deferred tax liability of $23.4 million, was included in accumulated other comprehensive income at June 30, 2012.

The Company repurchased 34,643 and 343,653 shares of its common stock during the quarter and fiscal year ended June 30, 2012, respectively, for approximately $2.3 million and $23.6 million, respectively. Approximately $27.0 million remains available at June 30, 2012 for the repurchase and retirement of shares under the currently-open authorization.

Forward Looking Statements:

Our press releases may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements, including the expected effective tax rate, involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the integration of acquired companies, the introduction and acceptance of new biotechnology and hematology products, the levels and particular directions of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, the retention of hematology OEM and proficiency survey business, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the section titled "Risk Factors" in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

Use of Adjusted Financial Measures:

The adjusted financial measures used in this press release quantify the impact the following events had on reported net sales, gross margin percentages, selling, general and administrative expenses, net earnings and earnings per share for the quarter and fiscal year ended June 30, 2012 as compared to the reported amounts for the same periods ended June 30, 2011:

- fluctuations in exchange rates used to convert transactions in foreign currencies (primarily the Euro, British pound sterling and Chinese yuan) to U.S. dollars;

- the acquisitions of Boston Biochem, Inc. on April 1, 2011 and Tocris Holdings Ltd. on April 28, 2011, including the impact of amortizing intangible assets and the recognition of costs upon the sale of inventory written-up to fair value;

- professional fess incurred as part of the acquisitions of Boston Biochem, Inc. and Tocris Holdings Ltd.;

- the amount and impact of impairment losses related to the Company's investments in unconsolidated entities; and

- the reversal of valuation allowances on deferred tax assets related to the excess tax basis in the Company's unconsolidated entities.

These adjusted financial measures are not prepared in accordance with generally accepted accounting principles (GAAP) and may be different from adjusted financial measures used by other companies. Adjusted financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. We view these adjusted financial measures to be helpful in assessing the Company's ongoing operating results. In addition, these adjusted financial measures facilitate our internal comparisons to historical operating results and comparisons to competitors' operating results. We include these adjusted financial measures in our earnings announcement because we believe they are useful to investors in allowing for greater transparency related to supplemental information we use in our financial and operational analysis. Investors are encouraged to review the reconciliations of adjusted financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this press release.

                       *  *  *  *  *  *  *  *  *  *  *  *
Techne Corporation has two operating subsidiaries: Research and Diagnostic Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products. R&D Systems has three operating subsidiaries: BiosPacific, Inc. (BiosPacific), located in Emeryville, California, Boston Biochem, Inc., located in Cambridge, Massachusetts and R&D Systems China Co. Ltd., (R&D China), located in Shanghai, China. BiosPacific is a worldwide supplier of biologics to manufacturers of in vitro diagnostic systems and immunodiagnostic kits. Boston Biochem is a leading developer and manufacturer of ubiquitin-related research products. R&D China and R&D Europe distribute biotechnology products. R&D Europe has two subsidiaries: Tocris Holdings Ltd (Tocris) of Bristol, England and R&D Systems GmbH, a German sales operation. Tocris is a leading supplier of reagents for non-clinical life science research.

Contact:  Greg Melsen, Chief Financial Officer
          Kathy Backes, Controller
          (612) 379-8854




                          TECHNE CORPORATION
                CONSOLIDATED STATEMENTS OF EARNINGS
               (In thousands, except per share data)
                             (Unaudited)

                                       QUARTER ENDED    FISCAL YEAR ENDED
                                      ----------------  ------------------
                                      6/30/12  6/30/11   6/30/12   6/30/11
                                      -------  -------  --------  --------
Net sales                             $78,681  $78,038  $314,560  $289,962
Cost of sales                          19,817   18,407    78,756    65,025
                                      -------  -------  --------  --------
Gross margin                           58,864   59,631   235,804   224,937
Operating expenses:
 Selling, general and administrative   10,360   10,562    41,683    35,897
 Research and development               7,286    6,466    27,912    25,985
  Total operating expenses             17,646   17,028    69,595    61,882
                                      -------  -------  --------  --------
Operating income                       41,218   42,603   166,209   163,055
                                      -------  -------  --------  --------
Other income (expense):
 Interest income                          643      818     2,639     3,752
 Impairment losses on investments
  in unconsolidated entities                0        0    (3,254)        0
 Other non-operating expense, net      (1,244)    (450)   (3,399)   (1,826)
                                      -------  -------  --------  --------
  Total other (expense) income           (601)     368    (4,014)    1,926
                                      -------  -------  --------  --------
Earnings before income taxes           40,617   42,971   162,195   164,981
Income taxes                           13,376   14,640    49,864    52,679
                                      -------  -------  --------  --------
Net earnings                          $27,241  $28,331  $112,331  $112,302
                                      =======  =======  ========  ========
Earnings per share:
 Basic                                $  0.74  $  0.76  $   3.04  $   3.03
 Diluted                              $  0.74  $  0.76  $   3.04  $   3.02
Weighted average common
 shares outstanding:
  Basic                                36,831   37,140    36,939    37,098
  Diluted                              36,894   37,230    37,006    37,172



                            TECHNE CORPORATION
                   CONSOLIDATED CONDENSED BALANCE SHEETS
                             (In thousands)
                               (Unaudited)

                                                         6/30/12   6/30/11
                                                        --------  --------
ASSETS
Cash and equivalents                                    $116,675  $ 77,613
Short-term available-for-sale investments                152,311    63,200
Trade accounts receivable                                 35,668    35,914
Inventory                                                 38,277    44,906
Other current assets                                       3,576     8,784
                                                        --------  --------
  Current assets                                         346,507   230,417

Available-for-sale investments                           143,966   131,988
Property and equipment, net                               93,788    95,398
Goodwill and intangible assets, net                      132,158   138,915
Other non-current assets                                   2,905    20,952
                                                        --------  --------
  Total assets                                          $719,324  $617,670
                                                        ========  ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses                   $ 13,836  $ 12,679
Payable for pending available-for-sale
 investment purchases                                      4,429         0
Income taxes - deferred and current                       17,485     5,509
                                                        --------  --------
  Current liabilities                                     35,750    18,188

Deferred taxes                                             9,132    13,360
Stockholders' equity                                     674,442   586,122
                                                        --------  --------
  Total liabilities and stockholders' equity            $719,324  $617,670
                                                        ========  ========

                           TECHNE CORPORATION
                  RECONCILIATION of ORGANIC SALES
                           (In thousands)
                            (Unaudited)

                                       QUARTER ENDED    FISCAL YEAR ENDED
                                      ----------------  ------------------
                                      6/30/12  6/30/11   6/30/12   6/30/11
                                      -------  -------  --------  --------
Net sales                             $78,681  $78,038  $314,560  $289,962
Organic sales adjustments:
 Acquisitions                          (1,730)       0   (19,385)        0
 Impact of foreign
  currency fluctuations                 1,556        0        27         0
                                      -------  -------  --------  --------
Organic sales                         $78,507  $78,038  $295,202  $289,962
                                      =======  =======  ========  ========

Organic sales growth                     0.6%               1.8%


                             TECHNE CORPORATION
             RECONCILIATION of NET EARNINGS and EARNINGS per SHARE
                   (In thousands, except per share data)
                               (Unaudited)

                                       QUARTER ENDED    FISCAL YEAR ENDED
                                      ----------------  ------------------
                                      6/30/12  6/30/11   6/30/12   6/30/11
                                      -------  -------  --------  --------
Net earnings                          $27,241  $28,331  $112,331  $112,302
Identified adjustments:
 Costs recognized upon sale of
  acquired inventory                    1,703    1,835     7,573     1,835
 Amortization of intangibles            1,273      954     5,094     1,465
 Acquisition related professional fees      0    1,256         0     1,735
 Impairment losses on investments           0        0     3,254         0
 Tax impact of above adjustments         (785)    (797)   (4,668)   (1,119)
 Tax impact of reversal of
  valuation allowance                       0        0    (3,016)        0
                                      -------  -------  --------  --------
                                        2,191    3,248     8,237     3,916
                                      -------  -------  --------  --------
Net earnings - adjusted for
 identified items                     $29,432  $31,579  $120,568  $116,218
                                      =======  =======  ========  ========

Adjusted growth                         (6.8%)              3.7%

Earnings per share - Diluted -
  adjusted                            $  0.80  $  0.85  $   3.26  $   3.13


                            TECHNE CORPORATION
             RECONCILIATION of GROSS MARGIN PERCENTAGES
                                 (Unaudited)

                                       QUARTER ENDED    FISCAL YEAR ENDED
                                      ----------------  ------------------
                                      6/30/12  6/30/11   6/30/12   6/30/11
                                      -------  -------  --------  --------
Gross margin percentage                 74.8%    76.4%     75.0%     77.6%
Identified adjustments:
 Costs recognized upon sale of
  acquired inventory                     2.2%     2.4%      2.4%      0.6%
 Amortization of intangibles             1.0%     0.7%      1.0%      0.3%
                                      -------  -------  --------  --------
Gross margin percentage - adjusted      78.0%    79.5%     78.4%     78.5%
                                      =======  =======  ========  ========




                              TECHNE CORPORATION
           RECONCILIATION of SELLING, GENERAL and ADMINISTRATIVE EXPENSES
                                (In thousands)
                                  (Unaudited)

                                       QUARTER ENDED    FISCAL YEAR ENDED
                                      ----------------  ------------------
                                      6/30/12  6/30/11   6/30/12   6/30/11
                                      -------  -------  --------  --------
Selling, general and
 administrative expenses              $10,360  $10,562  $ 41,683  $ 35,897
 Identified selling, general and
 administrative expense adjustments:
   Acquired companies' expense,
    excluding intangible amortization  (1,041)    (945)   (4,201)     (945)
  Amortization of intangibles            (518)    (390)   (2,076)     (575)
  Acquisition related professional fees     0   (1,256)        0    (1,735)
                                      -------  -------  --------  --------
Selling, general and administrative
  expenses - adjusted                 $ 8,801  $ 7,971  $ 35,406  $ 32,641
                                      =======  =======  ========  ========



                           TECHNE CORPORATION
             RECONCILIATION of INTANGIBLE AMORTIZATION
                             (In thousands)
                               (Unaudited)

                                       QUARTER ENDED    FISCAL YEAR ENDED
                                      ----------------  ------------------
                                      6/30/12  6/30/11   6/30/12   6/30/11
                                      -------  -------  --------  --------
Amortization of intangible assets
 included in:
  Cost of goods sold                  $   755  $   564  $  3,018  $    890
  Selling, general and
   administrative expenses                518      390     2,076       575
                                      -------  -------  --------  --------
Total amortization of
 intangible assets                    $ 1,273  $   954  $  5,094  $  1,465
                                      =======  =======  ========  ========